Exhibit 10.2

September 27, 2023

Deirdre Mahlan

Dear Deirdre:

This letter (this “Agreement”) confirms the terms of your engagement to provide consulting services to Duckhorn Wine Company (the “Company”) and The Duckhorn Portfolio, Inc. (the “Parent” and, together with the Company, “Companies”).

1.Services. Effective as of September 27, 2023 (the “Effective Date”), you will provide certain consulting services to the Companies. Such consulting services will include, without limitation, acting as the interim Chief Executive Officer of each of the Companies. You will also continue to serve on the Board of Directors of the Parent (the “Board”) and shall serve as a director or officer of the Companies or one or more of the Affiliates of the Companies upon request, and shall provide such other related assistance as may be reasonably requested by the Board from time to time, in each case, without additional compensation. For the avoidance of doubt, you shall not receive any compensation or equity for your services as a member of the Board for so long as you provide consulting services pursuant to this Agreement. You agree to devote substantially all of your business time to perform services hereunder, provided that you may continue to serve on the two outside boards of directors that you serve on as of the date hereof or any committee of such boards (it being acknowledged and agreed that you currently serve as the chair of the audit committee of one such board). This Agreement and your engagement hereunder will continue until terminated in accordance with the provisions of Section 8 hereof. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or the Parent, as applicable, where control may be by management authority, equity interest or otherwise.
2.Relationship of Parties. You and the Companies expressly agree that, in providing services to the Companies under this Agreement, you will be an independent contractor and will not be an employee or agent of the Companies or any of their Affiliates. You further agree that you will provide services hereunder independently and will not receive training or direction from the Companies or any of their Affiliates, other than as to the goals to be achieved through the provision of such services.
3.Consulting Fees and Expenses. In exchange for the consulting services that you provide to the Companies under this Agreement, the Companies will provide you with the following:
a.During your engagement hereunder, the Companies will pay you a consulting fee at the annual rate of $655,000 (or $54,583.34 monthly), payable on a monthly basis and prorated for any partial year of services (the “Consulting Fees”). You agree to submit to the Companies monthly invoices for Consulting Fees and any expenses covered by Section 3(d) below.

b.During your engagement hereunder, the Companies will pay you an annual incentive fee equal to $655,000 (the “Incentive Fee”), pro-rated for the portion of the applicable fiscal year during which you were engaged by the Company hereunder. Any such earned Incentive Fee will be paid to you within thirty (30) days following the conclusion of the applicable fiscal year or, if early, the conclusion of your services hereunder. If your engagement under this Agreement is terminated for Cause (as defined in The Duckhorn Portfolio, Inc. 2021 Equity Incentive Plan), you will not be entitled to any Incentive Fee that has not yet been paid to you.

c.On or promptly following the Effective Date, subject to the approval by the Board (or the Compensation Committee thereof), the Parent will grant you an award of restricted stock units in the form attached as Exhibit A to this Agreement.

d.The Companies will pay or reimburse you for reasonable expenses incurred or paid by you in the provision of services hereunder, subject to the terms of the Companies’ expense reimbursement policies as in effect from time to time. Your right to payment or reimbursement for expenses under this Section 3 will be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made promptly, and in all events not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

4.Taxes and Benefits. You acknowledge and agree that, as an independent contractor, you will be solely responsible for obtaining any required insurance (including, without limitation, worker’s compensation insurance, but excluding D&O insurance) and for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally-required payments on sums paid to you hereunder. You further acknowledge and agree that, except as expressly set forth in Section 2 of this Agreement, neither you nor any individual claiming through you will be eligible to (a) participate in any bonus, incentive or other compensation plan, program or arrangement of any kind, whether payable in cash or equity, of the Companies or their Affiliates or (b) participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Companies or their Affiliates (all of the foregoing benefit and compensation plans, programs and arrangements, hereinafter, the “Plans”). You hereby waive any and all rights to participate in, or receive benefits under, any of the Plans, and you agree not to make any claim under any of the Plans. You further agree to indemnify and hold harmless the Companies, any of their respective Affiliates, the Plans, and all those connected with them from any and all liabilities (i) arising out of any claims under any of the Plans by you or by anyone claiming through you or (ii) incurred as a result of your failure to meet your obligations under this Section 4.
5.Confidential Information. You agree that, during your engagement hereunder and thereafter, you will not use or disclose to any third party any Confidential Information, except as required for the proper performance of this engagement. For purposes of this Agreement, “Confidential Information” means (a) any and all information of the Companies or any of their Affiliates that is not generally known to the public and (b) any and all information received by the Companies or any of their Affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (ii) you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.
6.Assignment of Rights to Intellectual Property. You will promptly and fully disclose all Intellectual Property to the Companies. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmation and the provision of good faith testimony by declaration, affidavit or in-person) requested by the Companies to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Companies to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Companies for time spent in complying with these obligations. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off the premises of the Companies) during your engagement with the Companies that relate either to the business of the Companies or to any prospective activity of the Companies or any of their Affiliates or that result from any services performed by you for the Companies or any of their Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Companies or any of their Affiliates. Notwithstanding the foregoing, Intellectual Property shall not apply to any Invention that you develop entirely on your own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its Affiliates, unless such Invention (a) relates to the business of the Company or any of its Affiliates for which you are performing services or to the actual or demonstrably anticipated research or development of the Company or any of its Affiliates for which you are performing services or (b) results from any work performed by you for the Company or any of its Affiliates.
7.Non-Solicitation of Employees of the Companies. While you are engaged by the Companies (other than in connection with the proper performance of your services hereunder) and during the twenty-four (24)-month period immediately following the conclusion of your engagement under this Agreement, regardless of the reason therefor, you will not (a) solicit for hiring or engagement any employee of the Companies or any of their Affiliates or seek to persuade such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Companies or any of their Affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, and “employee” or an “independent contractor” of the Companies or any of their Affiliates is any person who was such at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 7.
8.Termination. Your engagement hereunder will continue until a new Chief Executive Officer of the Companies commences employment; provided, however, that (i) you may terminate this Agreement and your engagement hereunder at any time upon thirty (30) days’ advance written notice to the Companies (unless waived, in whole or in part, by the Board) and (ii) the Companies may terminate this Agreement and your engagement hereunder at any time upon notice to you. Upon termination of this Agreement, the Companies shall have no further obligation to you, other than for payment for any Consulting Fees through the date of termination, payment for any earned Incentive Fee and payment or reimbursement of expenses that are satisfactorily documented and substantiated, in either case in accordance with Section 3 above, in each case solely to the extent not already paid. Your obligations under Sections 4 through 7 of this Agreement will survive the termination of this Agreement and your engagement hereunder, however occurring. Upon the termination of your engagement hereunder, you shall continue to serve as a member of the Board until you resign or are removed from such position.
9.Miscellaneous. This Agreement (together with that certain Indemnification Agreement with Parent, which you are expected to execute contemporaneously with this Agreement) contains the entire agreement between you and the Companies, and replaces all prior agreements, whether written or oral, with respect to the consulting services to be provided by you to the Companies and all related matters. This Agreement may not be amended and no breach will be deemed waived unless agreed to in a signed writing by you and an authorized officer of the Companies. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which may be executed and transmitted by DocuSign, facsimile, electronic mail, or other means of electronic transmission, each of which shall be an original, and all of which together shall constitute one and the same instrument. This is a Delaware contract and shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree that any dispute shall be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the State of Delaware in connection with any dispute arising out of, connected with, or relating to this Agreement or your engagement by the Companies or the termination of the same.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me, at which time this Agreement will take effect as a legally binding agreement between you and the Companies on the basis set forth above.

Sincerely,
DUCKHORN WINE COMPANY

By:    _/s/ S.B.A. Sullivan________________
    Name: Sean Sullivan
    Title: Executive Vice President, Chief Strategy and
Legal Officer

THE DUCKHORN PORTFOLIO, INC.

By:    _/s/ S.B.A. Sullivan________________
    Name: Sean Sullivan
    Title: Executive Vice President, Chief Strategy and
Legal Officer

Accepted and agreed:

___/s/ Deirdre Mahlan __________
Deirdre Mahlan

Date: _September 27, 2023_______

EXHIBIT A

Name:	[_________]
Number of Restricted Stock Units:	[_________][1]
Date of Grant:	[_________]

THE DUCKHORN PORTFOLIO, INC.
2021 EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement

This agreement (this “Agreement”) evidences a grant (the “Award”) of Restricted Stock Units (“RSUs”) by The Duckhorn Portfolio, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of The Duckhorn Portfolio, Inc. 2021 Equity Incentive Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.Grant of RSUs. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the number of Restricted Stock Units (“RSUs”) set forth above, giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each RSU subject to this Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
The RSUs are granted to the Participant in connection with the Participant’s Employment with the Company.

2.Vesting. Unless earlier terminated, forfeited, relinquished or expired:
(a)50% of the RSUs will vest on March 27, 2024, subject to the Participant remaining in continuous Employment (which includes, for the avoidance of doubt, service as an independent contractor or director) from the Date of Grant through such date, and will be forfeited if the Participant ceases continuous Employment prior to such date; and
(b)50% of the RSUs will vest on September 27, 2024, subject to the Participant (i) remaining in continuous Employment as the Chief Executive Officer of the Company from the Date of Grant though March 27, 2024; and (ii) remaining in continuous Employment (which includes, for the avoidance of doubt, service as an independent contractor or director) from the Date of Grant through September 27, 2024, and in each case will be forfeited if the Participant ceases such continuous Employment prior to such date.
3.Cessation of Service. If the Participant’s Employment ceases for any reason the RSUs, to the extent not then vested, will be immediately forfeited for no consideration.
4.Delivery of Shares. The Company shall, as soon as practicable upon the vesting of any RSUs (but in no event later than thirty (30) days following the date on which such RSUs
1 Number of RSUs to equal $1,350,000 divided by the closing price of a Share on the grant date, rounded down to the nearest full Share.
t

vest), effect delivery of the Shares with respect to such vested RSUs to the Participant (or, in the event of the RSUs have passed to the estate or beneficiary of the Participant or a permitted transferee, by such estate or beneficiary or permitted transferee).
5.Nontransferability. The RSUs may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
6.Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the RSUs, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the RSUs, including the right to any Shares acquired in respect of the RSUs and any amounts received in respect thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 9 of this Agreement.
7.Taxes. The Participant is responsible for satisfying and paying all taxes arising from or due in connection with the Award, its vesting and/or settlement and any disposition of any Shares acquired upon the vesting of the Award. The Company will have no liability or obligation related to the foregoing.
8.Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
9.Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.
[Signature page follows.]

    The Company, by its duly authorized officer, and the Participant have executed this Agreement.

                            THE DUCKHORN PORTFOLIO, INC.

By:
Name:	Sean Sullivan
Title:	Executive Vice President, Chief Strategy and Legal Officer

Agreed and Accepted:

By:_______________________________
Name: Deirdre Mahlan

Signature Page to Restricted Stock Unit Agreement